                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    /X/ Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                                  HEI, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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    (4) Proposed maximum aggregate value of transaction:

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    (5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (2) Form, Schedule or Registration Statement No.:

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    (3) Filing Party:

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    (4) Date Filed:

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

[LOGO]

          AN IMPORTANT MESSAGE CONCERNING YOUR INVESTMENT IN HEI, INC.

                 DO NOT BE STAMPEDED BY ANTHONY FANT'S ATTEMPTS
                       TO SEIZE CONTROL OF YOUR COMPANY!

             DO NOT RETURN ANY GREEN PROXY CARDS-- MR. FANT HAS NOT
           BOTHERED TO REQUEST A SHAREHOLDERS MEETING SO THERE IS NO
                  REASON TO ACT NOW, AND EVERY REASON TO WAIT!

                                                                  April 30, 1998

Dear Shareholder:

    Over the past two months you may have received several communications from Anthony J. Fant or his representatives concerning his proposal to seize control of your company and its assets, including a proxy statement and green proxy card seeking your vote for a shareholders meeting he has not bothered to request. SINCE NO SHAREHOLDERS MEETING HAS BEEN REQUESTED, AS PROVIDED UNDER MINNESOTA LAW AND YOUR COMPANY'S BYLAWS, AND CONSEQUENTLY NO MEETING HAS BEEN CALLED, THERE IS NO NEED TO RETURN ANY GREEN PROXY CARDS NOW.

    Your Board believes that Mr. Fant is trying to stampede the shareholders into demonstrating support for him without providing the opportunity to carefully consider the issues and management's positions in the context of a duly called shareholders meeting.

    If Mr. Fant makes a valid request for a shareholders meeting, as provided under Minnesota law and your company's bylaws, your Board will schedule such a meeting under a timetable that allows for a full, fair and adequate discussion of these issues, which involve the future of ALL THE SHAREHOLDERS' investments in HEI. In connection with such a meeting, your Board will send you a detailed proxy statement containing our position concerning Mr. Fant, his proposals and his efforts to seize control of your company while only paying for less than 30% of the stock. Until such time, you should not return any green proxies for Mr. Fant's phantom meeting.

    IN THE MEANTIME, PLEASE REVIEW THE ENCLOSED FINANCIAL SUMMARY. The summary shows the progress the current management team has made in transforming HEI from an unprofitable operation in desperate financial straits in 1990 to a vibrant, profitable, focused business with greatly enhanced capabilities and financial strength. To take just two examples, over that period shareholders equity has grown from $1 million to $17 million and our mainstream business, custom microelectronics, has grown from about $3 million a year to $30 million in fiscal 1997.

    YOU SHOULD ALSO CONSIDER MR. FANT AND HIS TACTICS. He has launched what your Board believes is a coercive attempt to gain control of HEI, while paying for less than 30% of the stock. While your Board has tried to learn more about him and his qualifications, Mr. Fant has provided no meaningful data beyond the limited information in his proxy statement. It appears, however, that neither he nor any of his hand-picked slate of director nominees has any experience in HEI's business--the design and manufacture of microelectronic products. Yet, he wants to seize control over the future of the more than 70% of the company's stock he does not intend to buy.

    DO NOT BE STAMPEDED BY MR. FANT. These important issues, which affect the future value of your investment, should be decided in the proper forum, a duly called shareholders meeting for which there is adequate time for the shareholders to consider all sides.

    DO NOT BE MISLED BY MR. FANT. Your Board is committed to the best long-term interests of ALL the shareholders. There is no need to take any action at this time. Do not return any green proxy cards.

    Thank you for your past and continuing support of our efforts at HEI. Despite the distractions caused by Mr. Fant, we are continuing our efforts to increase shareholder value by growing revenues and net income. As part of those efforts, we have appointed Don Reynolds as our new President and enclose a letter from Gene Courtney concerning that appointment.

    If you have any questions or need assistance, please call Jerald Mortenson or Gene Courtney at HEI (612) 443-2500.

Sincerely,

HEI Inc. Board of Directors

Robert L. Brueck   Eugene W. Courtney  William R. Franta  Frederick M. Zimmerman

    The following information is provided pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended, and Rule 14a-11(b)(2) thereto. Participants in the solicitation are HEI, directors of HEI and certain senior management. Their beneficial ownership interests in HEI Common Stock are as follows: Robert L. Brueck, director, 32,000 shares, including 30,000 shares subject to options exercisable within 60 days; Eugene W. Courtney, Chief Executive Officer and director, 160,547 shares, including 75,000 shares subject to options exercisable within 60 days; William R. Franta, director, 45,211 shares, including 40,000 shares subject to options exercisable within 60 days; Jerald H. Mortenson, Vice President of Finance and Administration, 99,179 shares, including 30,000 shares subject to options exercisable within 60 days; Donald R. Reynolds, President, no shares; and Frederick M. Zimmerman, director, 30,900 shares, including 30,000 shares subject to options exercisable within 60 days.

                                                         Box 5000
                                                         1495 Steiger Lake Lane
                                                         Victoria, MN 55386
                                                         (612) 443-2500
                                                         Fax (612) 443-2668

                                                                    [LOGO]

April 30, 1998

To Our Shareholders:

    Given the fast pace to life today, you may have missed some important recent news that means a great deal to the future of our company. I just want to take a few moments to reiterate how pleased I am with the recent announcement of our new President, Don Reynolds.

    Your board began a strategic planning process well over a year ago, a portion of which was directed at defining HEI's management needs for future growth. As one result, we employed an executive search firm last September to identify a top-level executive to enhance our already solid management team. The board and I felt we needed an individual with the right blend of high tech industry knowledge, innovation, leadership and personal integrity. We looked for someone who was not only technically sound, but with the management style capable of helping lead HEI to even more rapid growth, sound business innovation and diversification--building on the strong financial and technology platform we've put in place over the past eight years.* Don is that person.

    Don's initial responsibilities--guiding our new business development and strategic planning efforts-- will take full advantage of his professional experience and allow him to focus on growth and new market development, thereby achieving the maximum impact in the shortest possible time. Don's addition is a key step for the HEI team as we chart our course to maximize shareholder value.

    Don came to HEI just about a month ago, accepting the interim position of Executive Vice President, pending his appointment as President. He joins us after a distinguished 17 year career with BF Goodrich, Rosemount Aerospace where he held ever increasing responsibilities for groups such as marketing and sales, key account management, strategic business development, engineering and finance. Under his direction, Don's business unit enjoyed a yearly 25 percent revenue and income growth rate and won 80 percent of targeted new business pursuits.

    Personally, I am particularly pleased that Don was born, raised, and educated right here in Minnesota. I have long felt that a significant factor in HEI's success is the strong sense of loyalty and work ethic that is so much a part of this region. Don understands that kind of commitment and the key role it can play in producing solid long-term performance.

    In closing, I want to underscore our use of the word SHAREHOLDER. Some companies substitute the word stockholder, others use the term investor. We prefer shareholder because that is exactly how we view those who join with us in our future growth strategy. We are confident that we have the people, the plans and the opportunity to continue the positive story that is HEI. We look forward to your continued partnership in our profitable and rewarding future.

    As always, please feel free to contact me with questions or comments.

                                          Sincerely,

                                          /s/ Eugene W. Courtney
                                          Eugene W. Courtney

                                          CHIEF EXECUTIVE OFFICER

* I've enclosed a summary fact sheet for your information.

  [LOGO]

COMPANY BACKGROUND

    HEI, Inc. is a Minnesota-based company specializing in the design and manufacture of custom ultraminiature microelectronic devices, and high-technology products that incorporate those devices. HEI provides design and manufacturing services to meet the outsourcing needs and solve the size- and cost-reduction challenges of its customers in the medical, computer, industrial instrumentation and telecommunications industries. HEI's diverse capabilities include placement of bare semiconductor die and other miniature components on ceramic, laminate and flexible substrates or combinations thereof, using state-of-the-art interconnect techniques.

    In response to today's demand forever smaller and more complex electronic devices, HEI has enjoyed significant success in the hearing and medical instrument markets and in building devices for computer peripherals. HEI also has a growing presence in telecommunications applications for its technology.

    HEI is on solid financial ground with cash reserves available for future expansion and investment. The company continues to attract new business through its market position, unique design expertise, process capabilities and world-class manufacturing facility.

    HEI operates a 49,000 square foot facility in Victoria, Minnesota. The facility is ISO 9001 registered and contains certified clean rooms, the latest in high precision processing equipment and flexible continuous flow high volume manufacturing capabilities.

    The company's stock trades on the NASDAQ National Market under the symbol HEII. Its web site is www.heii.com.

                          COMPANY FACTS (APRIL, 1998)

                           Founded             1968
                           IPO                 1981
                           Fiscal Year End     August 31
                           FY 1997 Revenue     $30,962,000*
                           FY 1997 Net Income  $2,550,000*
                           Revenue--
                           Qtr. Ending
                           2/28/98             $4,632,000
                           Six Months          $8,712,000
                           Net Income--
                           Qtr. Ending
                           2/28/98             $204,000
                           Six Months          $100,000
                           Headquarters        1495 Steiger Lake
                                               Lane
                                               PO Box 5000
                                               Victoria, MN 55386
                                               (612) 443-2500


* Represents all-time company record

  [LOGO]

FINANCIAL SUMMARY

                HEI REVENUE
FY 1990-1997
                                                  TOTAL REVENUE
                                                       Millions
1990                                                       $8.5
1991                                                       $9.0
1992                                                      $14.1
1993                                                      $18.9
1994                                                      $17.3
1995                                                      $23.4
1996                                                      $20.7
1997                                                      $31.0
FISCAL YEAR 1990-1997
Revenues have grown from $8.5 million in
1990
to $31.0 million in 1997, a 20% compound
annual growth rate.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        HEI CASH AND INVESTMENTS
FY 1990-1997
                                                 CASH/INVESTMENTS
                                                         Millions
1990                                                         $0.0
1991                                                         $0.2
1992                                                         $0.9
1993                                                         $2.0
1994                                                         $2.3
1995                                                         $5.3
1996                                                         $6.7
1997                                                        $12.6
FISCAL YEAR 1990-1997
Cash and Investments were just a few
thousand dollars during 1990 and 1991
but by 1997 had grown to nearly $13
million.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

         HEI PROFIT BEFORE TAX
FY 1990-1997
                                               NPBT         % RETURN
                                           Millions       ON REVENUE
1990                                         ($0.8)           (9.7%)
1991                                           $0.1             0.6%
1992                                           $2.0            14.2%
1993                                           $4.0            21.2%
1994                                           $2.1            12.2%
1995                                           $3.3            13.9%
1996                                           $2.8            13.7%
1997                                           $4.0            12.9%
FISCAL YEAR 1990-1997
From a loss of nearly $1 million in
1990,
profits have been solid since 1992 and
have
consistently exceeded 12.0% to 13.0% of
revenues through 1997.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        HEI SHAREHOLDER EQUITY
FY 1990-1997
                                            EQUITY       BOOK VALUE
                                          Millions        PER SHARE
1990                                          $1.1            $0.77
1991                                          $1.6            $0.56
1992                                          $3.6            $1.14
1993                                          $6.8            $1.86
1994                                          $8.7            $2.35
1995                                         $11.0            $2.90
1996                                         $13.8            $3.43
1997                                         $17.0            $4.14
FISCAL YEAR 1990-1997
In 1990, shareholder equity was only
$1.1M with retained earnings at a
negative
$3.1M. By 1997, shareholder equity
increased to $17.0 M with retained
earnings at a positive $9.3 M.
The book value per share increased
from $.77 in 1990 to $4.14 in 1997.

    During the FY'90 through FY'97 period, HEI also spent $10 million on capital improvements in plant and equipment. This includes upgrading the original facility, including two class 10,000 clean rooms, more than doubling the production capacity and installing new precision, high-speed equipment.